Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON
PRESIDENT
(515) 232-6251

November 13, 2025

AMES NATIONAL CORPORATION DECLARED CASH DIVIDEND

AMES, IOWA – On November 12, 2025, Ames National Corporation (the “Company”) declared a cash dividend of $0.20 per common share. The dividend is payable December 15, 2025, to shareholders of record at the close of business on December 1, 2025.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust Co., Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.